Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among
HANSEN MEDICAL, INC.,
REDWOOD MERGER SUBSIDIARY, INC., REDWOOD SECOND MERGER
SUBSIDIARY, INC.,
AORTX, INC.
and
DAVID FORSTER and LOUIS CANNON, as
STOCKHOLDERS’ REPRESENTATIVES
Dated as of November 1, 2007

Exhibit A	Form of Company Stockholders Written Consent
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Company Promissory Note
Exhibit D	Form of Affiliate Agreement
Exhibit E	Form of Company Counsel Legal Opinion
Exhibit F	Form of Parent Counsel Legal Opinion
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Stockholder Certificate

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
          AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 1, 2007 (this “Agreement”), among HANSEN MEDICAL, INC., a Delaware corporation (“Parent”), REDWOOD MERGER SUBSIDIARY, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), REDWOOD SECOND MERGER SUBSIDIARY, INC., a Delaware corporation and a wholly-owned, first tier subsidiary of Parent (“Second Merger Sub”), AORTX, INC., a Delaware corporation (the “Company”), and DAVID FORSTER AND LOUIS CANNON, as Stockholders’ Representatives (as defined in Section 9.04 hereof).
W I T N E S S E T H
          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);
          WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders (each a “Company Stockholder” and collectively, the “Company Stockholders”), (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the Company Stockholders approve and adopt this Agreement and the Merger;
          WHEREAS, the Boards of Directors of each of Parent, Merger Sub and Second Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub, Second Merger Sub and their respective stockholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;
          WHEREAS, for Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);
          WHEREAS, certain of the Company Stockholders own such number of shares of common stock, $0.001 par value, of the Company (the “Company Common Stock”) and such number of shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Stock”) as is set forth opposite each such Company Stockholder’s name in Section 1.01 of the Company Disclosure Schedule (as defined in Article III) (such stockholders being referred to herein as the “Principal Stockholders”);
          WHEREAS, pursuant to the Merger, each outstanding share of Company Stock shall be converted into the right to receive shares of Parent’s authorized common stock, par value $0.0001 per share (“Parent Common Stock”) and cash, at the rates determined in this Agreement;

          WHEREAS, a portion of the cash otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.02(b));
          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each individual set forth in Section 6.04(b) (each a “Key Employee” and together, the “Key Employees”) is entering into an Employment Agreement (as defined in Section 6.04(b));
          WHEREAS, immediately after the execution and delivery of this Agreement, the Principal Stockholders holding sufficient Company Stock to adopt this Agreement by the Required Vote (as defined in Section 3.16) will execute an irrevocable written consent in the form of Exhibit A (the “Company Stockholders Written Consent”) adopting this Agreement;
          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Key Employee is entering into a Non-Solicitation Agreement (as defined in Section 6.04(c)); and
          WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, Second Merger Sub, the Company and the Stockholders’ Representative hereby agree as follows:
ARTICLE I
THE MERGER
          SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company (the “Reverse Merger”). As a result of the Reverse Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Reverse Merger (the “Interim Surviving Corporation”). Immediately following the consummation of the Reverse Merger, the Company shall be merged with and into Second Merger Sub (the “Second-Step Merger”). Following the Second-Step Merger, the separate corporate existence of the Interim Surviving Corporation shall cease and Second Merger Sub shall continue as the surviving entity in such merger (the “Surviving Corporation”). The Reverse Merger is referred to herein as the “Merger” and the Merger and the Second-Step Merger are referred to together as the “Combined Merger.”
          SECTION 1.02 Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”
          SECTION 1.03 Effect of the Reverse Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Interim Surviving Corporation.
               (a) Certificate of Incorporation of the Interim Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company as the Interim Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Interim Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is “AorTx, Inc.”
               (b) Bylaws of the Interim Surviving Corporation. At the Effective Time, the Bylaws of the Company as the Interim Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Interim Surviving Corporation shall be changed to refer to “AorTx, Inc.”
               (c) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Interim Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
          SECTION 1.04 Effect of the Second-Step Merger. The Interim Surviving Corporation and Second Merger Sub shall be the constituent corporations to the Second-Step Merger. Subject to the terms and conditions of this Agreement, immediately following the Effective Time (such time, the “Second-Step Merger Effective Time”), the Interim Surviving Corporation shall be merged with and into Second Merger Sub. At and after the Second-Step Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second-Step

Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Interim Surviving Corporation and Second Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Interim Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
               (a) Certificate of Incorporation of the Surviving Corporation. At the Second-Step Merger Effective Time, the Certificate of Incorporation of Second Merger Sub as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Second Merger Sub as in effect immediately prior to the Second-Step Merger Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Second Merger Sub, shall read as follows: “The name of this corporation is “AorTx, Inc.”
               (b) Bylaws of the Surviving Corporation. At the Second-Step Merger Effective Time, the Bylaws of Second Merger Sub as the Surviving Corporation shall be amended to read the same as the Bylaws of Second Merger Sub as in effect immediately prior to the Second-Step Merger Effective Time, except that all references to Second Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to “AorTx, Inc.”
               (c) Directors and Officers. The directors of Second Merger Sub immediately prior to the Second-Step Merger Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Second Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
               (d) Capital Stock of Second Merger Sub. At the Second-Step Merger Effective Time, each share of common stock, par value $0.0001 per share, of Second Merger Sub issued and outstanding immediately prior to the Second-Step Merger Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES
          SECTION 2.01 Merger Consideration.
               (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
                    (i) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any (A) shares of Company Stock to be canceled pursuant to Section 2.01(a)(ii) and (B) Dissenting Shares) shall be converted into:

                         (A) a number of shares of Parent Common Stock equal to the product of (W) 50%, multiplied by (X) the Initial Consideration, divided by (Y) the Outstanding Shares, divided by (Z) the Parent Stock Price;
                         (B) an amount of cash equal to the quotient obtained by dividing (X) the product of (i) 50%, multiplied by (ii) the Closing Consideration, by (Y) the Outstanding Shares;
                         (C) the right to receive up to a maximum number of shares of Parent Common Stock equal to the product of (W) 50%, multiplied by (X) the Milestone Consideration, divided by (Y) the Outstanding Shares, divided by (Z) the Parent Stock Price, all payable as determined pursuant to Section 2.07 below; and
                         (D) the right to receive up to a maximum amount of cash equal to the product of (X) 50%, multiplied by (Y) the Milestone Consideration, divided by (Z) the Outstanding Shares, all payable as determined pursuant to Section 2.07 below.
                    (ii) any shares of Company Stock held in the treasury of the Company and any shares of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and
                    (iii) each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
               (b) As used in this Agreement, the following terms have the following meanings:
                    (i) “Closing Consideration” means the Initial Consideration less the Closing Deductions.
                    (ii) “Closing Deductions” means an amount equal to the sum of (1) the Company Indebtedness at Closing, (2) the Company’s Current Liabilities at Closing and (3) the Company Transaction Expenses.
                    (iii) “Company Indebtedness” means (A) all liabilities for borrowed money, whether current or funded, secured or unsecured, and all obligations evidenced by bonds, debentures, notes or similar instruments, including, without limitation, indebtedness of the Company to Parent; (B) all liabilities for the deferred purchase price of property; (C) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under U. S. GAAP as capital leases; and (D) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (A), (B) or (C) above, to the extent of the obligation secured, and all liabilities as obligor, guarantor or otherwise, to the extent of the obligation secured.
                    (iv) “Company Transaction Expenses” means all third party fees and expenses incurred or to be incurred by the Company or any of its subsidiaries in connection with the preparation and negotiation of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (including legal, accounting, investment banking, finders and advisory fees and expenses), whether or not invoiced or billed prior to the Effective Time, to the extent such fees or expenses have not been discharged by the Company at or before the Effective Time.
                    (v) “Current Liabilities” means current liabilities calculated in accordance with US GAAP.
                    (vi) “Escrow Cash” means an amount of cash equal to one million dollars ($1,000,000).
                    (vii) “Escrow Fund” means the Escrow Cash and the Initial Representative Reimbursement Amount.
                    (viii) “Initial Consideration” means ten million dollars ($10,000,000) payable in cash and stock as provided herein.
                    (ix) “Initial Representative Reimbursement Amount” means an amount of cash equal to one hundred thousand dollars ($100,000).
                    (x) “Merger Consideration” means the Closing Consideration and the Milestone Consideration.
                    (xi) “Milestone Consideration” means an amount up to an aggregate of thirty million dollars ($30,000,000) payable in cash and Parent Common Stock upon the terms and subject to the conditions set forth in Section 2.01(a)(i)(C) and (D), Section 2.07(e) and 2.07(j)(B).
                    (xii) “Parent Stock Price” means, (A) with respect to the Initial Consideration, the average closing stock price per share of Parent Common Stock as reported on The NASDAQ Global Market (or, if different, on the primary market on which the Parent Common Stock is traded), for the twenty (20) consecutive trading day period up to and including the trading day that is two (2) trading days immediately preceding (but not including) the Closing, (B) with respect to the Milestone Consideration, the average closing stock price per share of Parent Common Stock as reported on The NASDAQ Global Market (or, if different, on the primary market on which the Parent Common Stock is traded), for the twenty (20) consecutive trading day period up to and including the trading day that is two (2) trading days immediately preceding (but not including) the applicable Milestone Payment Date or Revenue Payment Date, as the case may be and (C) with respect to the payment set forth in Section 2.07(j)(B), the average closing stock price per share of Parent Common Stock as reported on The NASDAQ Global Market (or, if different, on the primary market on which the Parent Common Stock is traded), for the twenty (20) consecutive trading day period up to and including the trading day that is two (2) trading days immediately preceding (but not including) the 2.07(j)(B) Payment Date.
                    (xiii) “Outstanding Shares” means the shares of Company Stock issued and outstanding immediately prior to the Effective Time.
               (c) If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the definitions set forth in Section 2.01(b) shall be adjusted, to the extent appropriate, to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.
               (d) If any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then such shares of Company Stock shall, on date no later than immediately prior to the Effective Time, accelerate and become vested, or, any repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company shall terminate and become of no force or effect.
               (e) Notwithstanding anything in this Agreement to the contrary, the amount of cash consideration and Parent Common Stock constituting the Closing Consideration, the Milestone Consideration and the payment set forth in Section 2.07(j)(B) shall be adjusted by the parties such that the Closing Consideration, each payment of Milestone Consideration and the payment set forth in Section 2.07(j)(B) shall consist of a minimum of forty percent (40%) Parent Common Stock; provided, however, that for purposes of the foregoing covenant, (a) the Parent Common Stock issued as part of the Closing Consideration shall be valued based on the average of the high and low trading prices of Parent Common Stock on the trading day prior to the Closing Date, and (b) the Parent Common Stock issued as part of each payment of Milestone Consideration or the payment set forth in Section 2.07(j)(B) shall be valued based on the average of the high and low trading prices of Parent Common Stock on the trading day prior to the applicable Milestone Payment Date, Revenue Payment Date or the 2.07(j)(B) Payment Date, as the case may be.   For the avoidance of doubt, to the extent that the number of shares of Parent Common Stock payable with respect to the Closing Consideration or a Milestone Payment or the payment set forth in Section 2.07(j)(B) is increased pursuant to the foregoing provisions of this Section 2.01(e) (such additional shares hereinafter referred to as the “Additional Parent Common Stock”),  the amount of cash payable as part of the Closing Consideration or upon such Milestone Payment Date, Revenue Payment Date or 2.07(j)(B) Payment Date, as the case may be, shall be correspondingly decreased by an amount equal to the product of the Parent Stock Price (as determined for purposes of initially allocating between cash and stock on such payment date, or, in the case of a 2.07(j)(B) Payment Date, as provided in Section 2.01(b)(xii)(C)) and the number of shares of Additional Parent Common Stock issuable hereunder with respect to such payment date.

          SECTION 2.02 Exchange of Certificates.
               (a) Exchange Procedures. From and after the Effective Time, a bank, trust company or transfer agent to be designated by Parent shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Merger Consideration for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the applicable Closing Consideration pursuant to Section 2.01 and the right to receive Milestone Consideration pursuant to Section 2.07. As promptly as practicable after the Effective Time, and in any event not later than five (5) Business Days following the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and instructions for use in surrendering such Company Share Certificates and receiving the applicable Merger Consideration pursuant to Section 2.01. At the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent the Closing Consideration less the sum of Escrow Cash and the Initial Representative Reimbursement Amount.
          Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:
                    (i) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor (A) a separate stock certificate representing the shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.01 and (B) that cash payment to which such holder is entitled pursuant to Section 2.01 (less the amounts attributable to the pro rata interest of such holder in the Escrow Fund pursuant to Section 2.02(b); and
                    (ii) the Company Share Certificates so surrendered shall forthwith be cancelled.
          In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Merger Consideration may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.
          Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to appraisal rights under the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, Chapter 13 of the California Corporations Code) and Section 2.06, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Merger Consideration with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.

               (b) Escrow Fund. Prior to or simultaneously with the Closing, the Stockholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) to hold the Escrow Fund with an escrow agent selected by Parent and reasonably acceptable to the Stockholders’ Representative (the “Escrow Agent”), substantially in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Parent shall deposit the Escrow Cash and the Initial Representative Reimbursement Amount into separate escrow accounts, which accounts are to be managed by the Escrow Agent (the “Escrow Accounts”). Distributions of any Escrow Cash or of the Initial Representative Reimbursement Amount from the Escrow Accounts shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Fund in escrow and the appointment of the Stockholders’ Representative. The parties hereto hereby acknowledge and agree that the Escrow Fund shall be treated as an installment obligation for purposes of the Code, and no party shall take any action or filing position inconsistent with such characterization. Consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund or any portion thereof in any Tax year shall be reported as allocated to Parent until the distribution of the Escrow Fund (or portion thereof) is determined and thereafter to Parent and the Company Stockholders in accordance with their respective interests in the Escrow Fund.
               (c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock comprising part of the Closing Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.02.
               (d) No Further Rights in Company Stock. The Merger Consideration issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.
               (e) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the applicable Parent Stock Price.
               (f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any Merger Consideration (or dividends or distributions with respect thereto) properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).

               (g) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to requirements under the Code, or any provision of state, local or foreign Tax (as defined in Section 3.15(c)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.
               (h) Affiliates. Notwithstanding anything to the contrary contained in this Agreement, no Merger Consideration shall be issued in exchange for any Company Stock Certificates to any person who, prior to the Effective Time, may be an “affiliate” (as that term is used in Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company until such person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 6.09.
               (i) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Merger Consideration (and dividends or other distributions pursuant to Section 2.02(c)) to which such person is entitled pursuant to the provisions of this Article II.
               (j) Return of Closing Consideration. Promptly following the end of the fifth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Closing Consideration in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to Parent, together with a properly executed Letter of Transmittal and forms of stock power and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Company Share Certificate shall be entitled to receive from Parent in exchange therefor the applicable Merger Consideration (and dividends or other distributions pursuant to Section 2.02(c)) without any interest thereon.
          SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law.

          SECTION 2.04 Company Stock Options; Company Warrants. Parent shall not assume any Company Options or the Company Preferred Warrants in connection with the transactions contemplated hereby. It is understood by the Parties that all Company Preferred Warrants shall automatically, without any action by any person, be net exercised immediately before the Effective Time pursuant to the terms thereof. As of the Effective Time, all Company Options and the Company Preferred Warrants that are not exercised prior to the Effective Time will be cancelled. Not later than fifteen (15) days prior to the scheduled or anticipated Closing Date, the Company shall send a notice to all holders of Company Options, unless there are no Company Options outstanding as of immediately before the Closing, which notice shall notify such holders that (x) Parent and the Surviving Corporation will not be assuming any Company Options following the Effective Time or substituting new options therefor, (y) that all unvested Company Options shall become vested and fully exercisable on a date no later that immediately prior to the Effective Time, and (z) that all Company Options that are not exercised prior to the Effective Time will be cancelled.
          SECTION 2.05 Closing Certificate.
               (a) At the Closing, the Company shall prepare and deliver a certificate (the “Closing Certificate”) that discloses and certifies to Parent, in each case, as of immediately prior to the Effective Time:
                    (i) the information regarding the Company’s capitalization required to be set forth on Section 3.04 of the Company Disclosure Schedule;
                    (ii) the total number of Dissenting Shares, if any, and the names and addresses of the holders thereof;
                    (iii) the respective amounts of all Company Transaction Expenses;
                    (iv) the Company’s Current Liabilities;
                    (v) the total amount of Company Indebtedness; and
                    (vi) a schedule reflecting (A) the amount of the Closing Consideration and the amounts thereof to be allocated to each Company Stockholder at the Effective Time and (B) the amount of Escrow Cash and of the Initial Representative Reimbursement Amount to be withheld from each Company Stockholder.
               (b) The information provided in the Closing Certificate shall be deemed to be representations and warranties of the Company hereunder made as of the Effective Time.
          SECTION 2.06 Dissenting Shares.
               (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of

Company Stock in accordance with the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code) (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code), unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code). All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code) shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon, upon the surrender, in the manner provided in Section 2.02, of the corresponding Company Share Certificate.
               (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL (or, if applicable, Chapter 13 of the California Corporations Code) and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code). The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
          SECTION 2.07 Milestone Consideration. If required by the terms and conditions of this Section 2.07, Parent shall pay to the Company Stockholders the Milestone Consideration in accordance with the terms and conditions of this Section 2.07.
               (a) Milestone Payments Generally. The parties acknowledge and agree that Parent’s or the Surviving Corporation’s achievement of certain product milestone events (as set forth in this Section 2.07) are material factors in determining the valuation of the Company by Parent (in an amount not to exceed the aggregate Milestone Consideration). Therefore, the Company Stockholders shall have no right to receive any portion of the Milestone Consideration unless and until each particular milestone event is achieved as determined pursuant to this Section 2.07.
               (b) Distribution of Milestone Consideration. Parent shall distribute the Milestone Payments, if any, determined pursuant to the terms of this Section 2.07 and Section 2.01(a)(i) to the Company Stockholders that are entitled to such Milestone Payments pursuant to Section 2.02 hereof, which payments and issuances shall be made on either (i) the respective Revenue Payment Date for the Sales Milestone, the Licensing Milestone and each Growth Milestone, (ii) the respective Milestone Payment Date for the CE Mark Milestone, the FDA PMA Milestone and the Third Party Agreement Milestone or (iii) the 2.07(j)(B) Payment Date for any payment made pursuant to Section 2.07(j)(B). Notwithstanding any other provision of this Agreement, this Article II is not intended to confer upon any Person, other than the Company Stockholders, any rights or remedies hereunder.
               (c) Unearned Milestone Consideration. To the extent that any portion of the Sales Milestone, Growth Milestone or Licensing Milestone are not earned by the Revenue Milestone Termination Date, such unearned Milestone Payments or portions thereof shall be forfeited and retained permanently by Parent.
               (d) Milestone Rights Not Transferable. Company Stockholders may not sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of a Milestone Payment without the written consent of Parent (which may be granted or withheld in Parent’s sole discretion), other than by the laws of divorce, descent and distribution or succession. Any transfer in violation of this Section 2.07(d) shall be null and void and need not be recognized by Parent or the Company.
               (e) Achievement of Milestones. Up to a maximum of the total aggregate Milestone Consideration will be paid and issued upon the achievement of the milestones set forth in this Section 2.07(e). Each payment of Milestone Consideration upon the occurrence of either the Third Party Agreement Milestone, CE Mark Milestone, the FDA PMA Milestone, the Sales Milestone, the Growth Milestone, or a Licensing Milestone is referred to herein as a “Milestone Payment,” and will be made pursuant to the payment distribution allocations provided for in Section 2.01(a)(i) to the Company Stockholders as follows:
                    (i) Third Party Agreement Milestone. Subject to the limitations set forth in Section 2.07(j) below, ten million dollars ($10,000,000) of the Milestone Consideration will be paid upon the Milestone Payment Date occurring immediately after the execution of the first definitive agreement, in form and substance acceptable to Parent, in Parent’s sole discretion, between Parent and a third party to be selected by Parent for the development and commercialization of the Catheter Heart Valve System, which third party is to provide Parent with significant funding for such development and take substantial responsibility for such commercialization, as determined by Parent in its sole discretion (the “Third Party Agreement Milestone”).
                    (ii) CE Mark Milestone. Four million dollars ($4,000,000) upon CE Mark Approval with respect to the Catheter Heart Valve System, including either the transapical or percutaneous delivery thereof (the “CE Mark Milestone”).
                    (iii) FDA PMA Milestone. Six million dollars ($6,000,000) upon PMA Approval (or such similar approval sufficient to initiate marketing in the United States) of the Catheter Heart Valve System including either the transapical or percutaneous delivery thereof (the “FDA PMA Milestone”).
                    (iv) Sales Milestone. Three million dollars ($3,000,000) (or such lesser amount as provided pursuant to Section 2.07(f)) of the Milestone Consideration will be paid upon the Revenue Payment Date occurring after the first four consecutive calendar quarters in which Gross Sales of Catheter Heart Valve Systems for such four quarter period are at least ten million dollars ($10,000,000) (the “Sales Milestone”); provided, however, that the

Sales Milestone will not be achieved for the purposes of this Agreement if it does not occur prior to the Revenue Milestone Termination Date. For the avoidance of doubt, the Sales Milestone may only be earned, if at all, one time and no payment of the amount associated with the occurrence of the Sales Milestone will be made based on any sales of Catheter Heart Valve Systems that are recognized after the Revenue Milestone Termination Date.
                    (v) Growth Milestone. Milestone Consideration of (A) fifty cents ($0.50) will be paid for each one dollar ($1.00) that Gross Sales of Catheter Heart Valve Systems exceeds ten million dollars ($10,000,000) during the First Annual Period (as defined below) and (B) fifty cents ($0.50) will be paid for each one dollar ($1.00) that Gross Sales of Catheter Heart Valve Systems during each Annual Period (as defined below) following the First Annual Period exceeds the greater of (x) ten million dollars ($10,000,000) or (y) the largest amount of Gross Sales of Catheter Heart Valve Systems achieved in an earlier Annual Period (collectively, the “Growth Milestone”); provided that the Milestone Consideration for the Growth Milestone shall not exceed seven million dollars ($7,000,000) (or such lesser amount as provided pursuant to Section 2.07(f)). The “First Annual Period” shall mean the twelve month period beginning with the first day of the first quarter following the quarter, if any, in which the Sales Milestone is achieved and “Annual Periods” shall mean the First Annual Period and each consecutive twelve month period thereafter, provided that the last Annual Period shall be the Annual Period during which the Revenue Milestone Termination Date occurs. For purposes of example only, if Gross Sales of Catheter Heart Valve Systems exceeds twenty million dollars ($20,000,000) for any Annual Period, the Milestone Consideration for the Growth Milestone shall be limited to seven million dollars ($7,000,000) (or such lesser amount as provided pursuant to Section 2.07(f)) and if the Sales Milestone is not met or if Gross Sales of Catheter Heart Valve Systems is less than ten million dollars ($10,000,000) for all Annual Periods, the Growth Milestone will not be achieved and in such event no Milestone Payment will be made with respect to the Growth Milestone.
                    (vi) Licensing Milestone. In the event that any Catheter Heart Valve System is licensed by Parent or the Surviving Corporation to any third party prior to the Revenue Milestone Termination Date, twenty-five percent (25%) of all monetary or equity consideration received by Parent or the Surviving Corporation in consideration of such license, including license payments and/or royalties received by Parent or the Surviving Corporation from any such third party shall constitute Milestone Payments hereunder (each such measurement thereof, a “Licensing Milestone”); provided, however, Milestone Payments pursuant to the Licensing Milestone are subject to limitation as set forth in Section 2.07(f). The Milestone Payments, if any, with respect to the Licensing Milestone shall be paid to the Company Stockholders on the first Revenue Payment Date occurring after such Licensing Revenue is recognized. For the avoidance of doubt, monetary or equity consideration received pursuant to the definitive agreement that triggers the Third Party Agreement Milestone in consideration of research or development activities conducted by or on behalf of Parent or the Surviving Corporation after the Closing or received for the purchase of equity of Parent or Surviving Corporation (except to the extent in excess of the fair market value thereof, as determined by the Parent’s board of directors), or that are otherwise not related to product sales under a CE Mark Approval or PMA Approval, or such equivalent approval as may be required to sell products in a particular jurisdiction, will not be taken into account in determining Milestone Consideration payable under this Section 2.07(e)(vi).

               (f) Revenue-based Milestone Adjustment. Notwithstanding anything herein to the contrary, the sum of Milestone Payments made pursuant to Sales Milestone, Growth Milestone and Licensing Milestone (including any setoffs from such Milestone Payments made pursuant to Section 9.07 hereof) shall in no event exceed ten million dollars ($10,000,000) in the aggregate. Accordingly, once ten million dollars ($10,000,000) of Milestone Payments (including any setoffs from such Milestone Payments made pursuant to Section 9.07 hereof) have been made pursuant to the Sales Milestone, Growth Milestone and Licensing Milestone, collectively, then no further Milestone Payment shall be due thereunder.
               (g) No Parent Obligation. Except as expressly contemplated hereby, Parent shall not be obligated to incur any particular expense or engage in any particular activity in connection with its acquisition of the Company or in connection with the foregoing milestones and Parent shall have complete discretion as to the development of the Company Intellectual Property following the Closing.
               (h) As used in this Agreement, the following terms have the following meanings:
                    (i) “Catheter Heart Valve System” shall mean an implantable aortic heart valve the manufacture, use, sale, offer for sale or importation of which would, if unlicensed, infringe any valid claim of the patent rights that are within the Company Intellectual Property owned by Company immediately before the Closing (and, accordingly, by the Surviving Corporation immediately after the Closing), which valve is deployed utilizing a minimally-invasive elongate instrument, along with, if applicable, the disposable minimally invasive deployment device for use in connection with such implantable heart valve that is used to mechanically deploy the valve to the in situ location. For the avoidance of doubt, a Catheter Heart Valve System shall include any disposable robotically-operated catheters configured specifically for direct mechanical deployment of the aforementioned implantable heart valve, but shall not include any other products utilized in the procedure, including but not limited to Parent’s robotic catheter system workstation, robotic catheter manipulator, disposable drapes, patches, imaging systems and associated catheter-based platforms, or disposable catheters not specifically configured by Parent for direct mechanical deployment of the aforementioned implantable heart valve. For purposes of the foregoing, a claim of a pending patent application shall be deemed “infringed” if such claim would be actually infringed if it were issued as then prosecuted; however, notwithstanding anything else, no payment (other than Milestone Consideration payable under Sections 2.07(e)(i) and (vi)) or other action will be required as a result of such a “deemed” infringement until such claim is actually issued and still infringed as issued. Accordingly, if any of the CE Milestone, the FDA PMA Milestone, any Sales Milestone or the Growth Milestone would have been achieved except that at the time no applicable patent having a claim that would be actually infringed by the particular implantable aortic heart valve has issued within the Company Intellectual Property, then when and if such patent does so issue and if manufacture, use, sale, offer for sale or importation of such valve would, if unlicensed, infringe any claim thereof, the applicable Milestone Consideration that would have been due had such claim been issued at the time of the achievement of the CE Milestone, the FDA PMA Milestone, any Sales Milestone or the Growth Milestone, as applicable, shall become due and payable.

                    (ii) “CE Mark” shall mean that marking designated by the European Union indicating that the product meets all essential health and safety requirements of all applicable European Union directives.
                    (iii) “CE Mark Approval” shall mean receipt from an applicable notified body of the right to affix the CE Mark on the applicable product for its exploitation in the European Economic Area.
                    (iv) “Gross Sales of Catheter Heart Valve Systems” shall mean gross revenues that are recognized on Parent’s consolidated financial statements or any affiliate of Parent (including, if applicable, Surviving Corporation) not consolidated therein pursuant to U.S. GAAP that are directly attributable to the Catheter Heart Valve Systems in accordance with U.S. GAAP. To the extent Catheter Heart Valve Systems are sold with other products or services for an aggregate sales price and without the specific allocation of the sales price to Catheter Heart Valve Systems and the other components of such sale, then the aggregate sales price will be allocated between such products and services based on a proportional allocation compared to Parent’s list prices for the United States.
                    (v) “Milestone Payment Date” shall mean a date following the achievement of the applicable milestone described in Section 2.07(b) that is no later than 60 days following such achievement.
                    (vi) “Revenue Payment Date” shall mean the seventh (7th) day of the third month of any calendar quarter (i.e., March 7, June 7, September 7, and December 7) immediately following the calendar quarter in which an applicable milestone described in Section 2.07(b) is achieved, or if such date is not a business day, then the Revenue Payment Date shall be the business day immediately following such date.
                    (vii) “PMA Approval” means U.S. Food and Drug Administration approval of a premarket approval (PMA) application.
                    (viii) “Revenue Milestone Termination Date” shall mean three years after the last day of the quarter in which a PMA Approval is received from the FDA for the Catheter Heart Valve System.
               (i) Survival of Milestone Obligations. The Milestone Payments shall become the obligation of any (A) acquirer of Parent, (B) acquirer or transferee of the Surviving Corporation or of the Company Intellectual Property or (C) exclusive licensee of all or substantially all of the Company Intellectual Property (other than Newco). No Milestone Payment will be due or payable on account of the license to Newco or any activity resulting from that license.
               (j) License Back. If within 18 months of the Effective Time of the Merger (the “TPA Date”) the Third Party Agreement Milestone has not occurred then, in lieu of being obligated to make a payment under Section 2.07(e)(i), Parent shall elect by prompt written notice to the Stockholder Representative to either:

                    (A) Grant, subject to the terms of this Section 2.07(j)(A), to Newco, a worldwide, sublicensable (through one or more layers) license under only any and all Company Intellectual Property, data and regulatory filings owned or controlled by Company immediately before the Closing (and, accordingly, by the Surviving Corporation immediately after the Closing) to make, have made, use, offer for sale, sell and import a Catheter Heart Valve System (including improvements or modifications thereto made by, on behalf of or under authority of Newco) and other products claimed in patents within such Company Intellectual Property; such license is exclusive with respect to the patent rights so licensed. In connection therewith, Newco or its designee shall have the sole right to control the prosecution, maintenance and enforcement of any patent rights within the Company Intellectual Property so licensed. Such license will be granted “AS IS” with no warranty, express or implied, as to infringement or otherwise. Further, as a condition of the license, Newco (and its affiliates) must agree (and in such case do hereby agree) to fully indemnify Parent and its affiliates from any damage, loss, liability, settlement, attorney fees and other costs and expenses resulting from or in connection with any third party claim relating to any exercise of such license. Newco shall pay royalties to Parent within 60 days of each calendar quarter equal to 7% of all revenues of Newco, its affiliates and sublicensees from the sale of Catheter Heart Valve Systems (including improvements or modifications thereto by, on behalf of or under authority of Newco and any related catheters) up to a cap of $10 million, after which such license shall become fully-paid and irrevocable. Product that is the subject of such a royalty will not be treated as loss leaders. Newco will keep books and records reflecting all information relevant to royalty calculations and compliance with the limited license scope; Parent will have rights to audit such books and records annually upon request (if the audit shows a 5% or greater discrepancy, Newco will reimburse Parent for the audit costs). The foregoing license is subject to and may be limited by any agreements of or constrains on Company existing prior to Closing, as well as by applicable law, and Newco will be responsible for compliance therewith, including, without limitation, payment of any amounts that may be required thereby as a result of the foregoing license or any activity under such license. For the avoidance of doubt, the foregoing license does not include any right or license with respect to anything that was not owned or controlled by Company prior to the Closing; or
                    (B) make a payment to the Company Stockholders pursuant to the payment distribution allocations provided for in Section 2.01(a)(i), in the amount of $5,000,000, such payment to be made within 60 days of the TPA Date (the “2.07(j)(B) Payment Date”); provided, however, that in the event Parent elects to make such payment under this Section 2.07(j)(B), then the amount payable upon achievement of the FDA PMA Milestone shall be increased by $5,000,000 from six million ($6,000,000) to eleven million ($11,000,000). If the FDA PMA Milestone has been achieved and the related payment made prior to the date of an election under this Section 2.07(j)(B), the Parent shall, upon making this election, be obligated to promptly make a payment to the Company Stockholders pursuant to the payment distribution allocations provided for in Section 2.01(a)(i), of the additional $5,000,000 provided for in this Section 2.07(j)(B);

provided, however, that if Parent fails to make such election within 30 days of the TPA Date, Parent shall be deemed to have elected 2.07(j)(A) above.
                    (C) For the purpose of this Section 2.07(j), “Newco” shall mean an entity designated by the Stockholder Representative whose capitalization shall solely be Common Stock and owned in the same proportion as the Company Common Stock is owned by the Company Stockholders immediately prior to the Effective Time (including (i) all shares of Company Common Stock issued upon the conversion of the Company Preferred Stock and (ii) the Company Preferred Stock issued upon the net exercise of the Company Preferred Warrants immediately prior to the Effective Time).
                    (D) Upon any election or deemed election to enter into the license contemplated by Section 2.07(j)(B), the license shall become effective, without any action of any of the parties, 90 days thereafter; provided, however, that during such 90-day period, the Stockholder Representative shall have the right to refuse such license and in such event, no further payments shall be due pursuant to this Section 2.07(j).
               (k) Milestone Report; Resolution of Disputes.
                    (i) Milestone Reports. As soon as practicable after a calendar quarter in which an applicable Milestone Payment described in Section 2.06(e) is due and payable, but no later than ten (10) days prior to the Milestone Payment Date, the Parent or the Surviving Corporation shall deliver to the Stockholders’ Representative (A) a detailed sales and payment report for such calendar quarter, showing the number of Catheter Heart Valve Systems sold or licensed, the price at which such Catheter Heart Valve Systems were sold or licensed, including the Gross Sales of Catheter Heart Valve Systems, the number of Catheter Heart Valve Systems shipped and the number of Catheter Heart Valve System returned, the per unit average selling price for Catheter Heart Valve Systems and Licensing Revenue, in each case with respect to each particular sales region, and stating the calculation of the Milestone Payment, (B) a copy of each agreement with a third person pursuant to which Licensing Revenue is paid or payable (each, a “License Agreement”) entered into during such calendar quarter (which may be redacted which respect to subject matter not related payments hereunder) together with an account of all consideration received by Parent, the Surviving Corporation, or any affiliate of Parent pursuant any License Agreement during such calendar quarter, and (C) notice of the achievement, and any relevant information reasonably related thereto, with respect to any of the Pilot Milestone, CE Mark Clinical Trial Milestone, CE Mark Milestone, FDA PMA Milestone, and/or Sales Milestone (each, a “Milestone Event”), each such report referred to herein as a “Milestone Payment Report”.
                    (ii) Inspection Rights. Between the date of this Agreement and the Revenue Milestone Termination Date, Parent shall, and shall afford the Stockholder Representative, together with any advisors that may be retained from time to time by the Stockholder Representative and that are reasonably acceptable to Parent, reasonable access at the offices of Parent to the books and records (including financial, operating and other data and information) related to, and personnel of Parent that have knowledge of, the development, manufacturing, marketing and sale of the Catheter Heart Valve System to enable the Stockholder Representative to monitor any Milestone Event and/or the Gross Sales of Catheter Heart Valve Systems that have occurred since the time of the last exercise of such inspection right. Such meetings with personnel of Parent shall be scheduled and held within thirty (30) days of the date that a request for a meeting is given, in writing, by the Stockholder Representative.
                    (iii) Resolution of Disputes. The parties agree that disputes arising under this Section 2.07 with respect to the calculation of the amount of or payment of any Milestone Payment (each such disputed Milestone Payment referred to as a “Disputed Milestone Payment”) shall be resolved in the following manner:
                    (A) the Stockholders’ Representative may within sixty (60) days of receipt of a Milestone Payment Report deliver to the Parent a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 2.07(k);
                    (B) during the thirty (30) day period following the delivery of the notice described above, the Stockholders’ Representative and a representative of the Parent (who shall be either the Chief Executive Officer or Chief Financial Officer of the Parent or the Surviving Corporation) (the “Parent Representative”) will meet and seek to resolve the disputed issue through negotiation; or
                    (C)  if representatives of the parties are unable to resolve the disagreement relating to a Disputed Milestone Payment pursuant to clause (2) above, they shall promptly (within seven (7) days thereafter) and jointly appoint an independent, nationally recognized accounting firm (the “Independent CPA”) to resolve the objections and make any resulting adjustments to the Disputed Milestone Payment. Any such resolution shall be based on the accounting standards set forth herein, if applicable. The scope of the work assignment for the Independent CPA shall be limited to the resolution of any objections so notified, shall be delivered to the parties within sixty (60) days after its appointment. The parties shall provide their full cooperation to the Independent CPA. The resolution of the objections by the Independent CPA and its adjustments to the new Milestone Payment Report shall be final, binding and conclusive upon and without further recourse by the Parent, the Company or the Stockholder Representative, except as provided in clause (iv) below.
                    (iv) If the final amount for any Disputed Milestone Payment is more than five percent (5%) greater than the original amount determined by Parent for such Milestone Payment as listed on the applicable Milestone Payment Report, then all costs and expenses of the Independent CPA, shall be borne by the Parent; otherwise, the Company Stockholders shall bear all such costs and expenses, which may be satisfied at the Stockholder Representative’s discretion by a reduction from the Escrow Fund.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section hereof where it is reasonably clear from the face of the disclosure that such disclosure would also relate to the particular section.
          SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company and its Subsidiaries in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, prospects, capitalization or results of operations of the Company.
          SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of the Company and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.
          SECTION 3.03 No Subsidiaries. The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. The Company is not a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.
          SECTION 3.04 Capitalization.
               (a) The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 30,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 5,325,463 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) 2,500,897 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options. As of the date of this Agreement, (A) 5,249,119 shares of Company Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Common Stock and Company Preferred Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule sets forth the address of each holder of Company Common Stock and Company Preferred Stock.
               (b) The Company has reserved 2,650,000 shares of Company Common Stock for issuance under the Company’s 2004 Stock Plan (the “Stock Plan”) of which options to purchase 2,500,897 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each option to purchase shares of Common Stock granted by the Company pursuant to the Stock Plan whether exercisable for vested or unvested shares or unexercisable (each, a “Company Option” and collectively, “Company Options” with each such holder of a Company Option an “Optionee” and collectively, “Optionees”) that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that were originally subject to such Company Option; (iii) the number of shares of Company Common Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted; (v) the expiration date of such Company Option; (vi) the date(s) when such Company Option becomes exercisable, (vii) the vesting schedule and vesting commencement date for the shares subject to such Company Option; (viii) the exercise price per share of Company Common Stock purchasable under such Company Option; (xi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (x) the current employee or independent contractor status of the holder of such Company Option. No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Company Option; (ii) any additional benefits for any optionee under any Company Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any shares of Company Common Stock previously issued upon exercise of a Company Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment.
               (c) The Company has reserved 2,520,818 shares of Company Preferred Stock for future issuance pursuant to the exercise of each warrant to acquire shares of Company Preferred Stock granted and outstanding immediately prior to the Effective Time (each a “Company Preferred Warrant”). Section 3.04(c) of the Company Disclosure Schedule sets forth, with respect to each Company Preferred Warrant issued to any person: (i) the name of the holder of such Company Preferred Warrant; (ii) the total number of shares of Company Preferred Stock that are subject to such Company Preferred Warrant; (iii) the exercise price per share of Company Preferred Stock purchasable under such Company Preferred Warrant; (iv) the total number of shares of Company Preferred Stock with respect to which such warrant is immediately exercisable; and (v) the term of such Company Warrant.
               (d) Except as described in Section 3.04(b) above or as set forth in Sections 3.04(b) and 3.04(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The holders of Company Options and Company Preferred Warrants have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time, and all such rights, if any, will terminate at or prior to the Effective Time.
               (e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
               (f) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

               (g) Except as set forth in Section 3.04(f) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.
               (h) An updated Section 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date as part of the Closing Certificate to be delivered pursuant to Section 2.05.
          SECTION 3.05 Authority Relative to This Agreement.
               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
               (b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and the Company’s charter documents, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement.

          SECTION 3.06 No Conflict; Required Filings and Consents.
               (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or by which the Company, any material property or material asset of the Company is bound or affected, or (iii) conflict with, result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any material property or material asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any material property or material asset of the Company is bound or affected, except with respect to clauses (ii) and (iii) hereof, for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect.
               (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
               (c) The Company is not a “$10 million person” as defined under the rules and regulations of the HSR Act and the Company is not “engaged in manufacturing” for purposes of the HSR Act. There is no person, or group of persons under Common Control, who Control(s) the Company. For the purposes of this Section, the term “Control” means either (a) holding beneficial ownership, whether direct or indirect through fiduciaries, agents, controlled entities or other means, of 50% or more of the outstanding voting securities of an issuer; (b) in the case of an entity that has no outstanding voting securities, having the right to 50% or more of the profits of the entity, or having the right in the event of dissolution to 50% or more of the assets of the entity; or (c) having the contractual power presently to designate 50% or more of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions. For the purposes of this Section, “Common Control” means sharing an Ultimate Parent. For the purposes of this Section, “Ultimate Parent” means a person who is not Controlled by any other entity.

          SECTION 3.07 Permits; Compliance.
               (a) Except as set forth in Section 3.07(a) of the Company’s Disclosure Schedule, the Company has complied in all material respects with, is not in violation of, and has not received any written notices of violation with respect to, any applicable Laws, including without limitation all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company, or any license, certificate, approval, clearance, authorization, permit, supplement or amendment required by any applicable Laws (“Company Permits”). The Company possesses all required and applicable Company Permits and such Company Permits are in full force and effect. The Company is, and its products are, in compliance in all material respects with all Company Permits and applicable Laws, including, but not limited to, all laws, statutes, rules, regulations, or orders administered, issued or enforced by the Federal Food and Drug Administration (the “FDA”) or any other Governmental Entity. The Company has not received from the FDA or any other Governmental Entity any notice of adverse findings, regulatory letters, notices of violations, Warning Letters, criminal proceeding notices under Section 305 of the Federal Food, Drug, and Cosmetic Act, or other similar communication from the FDA or other Governmental Entity alleging or asserting noncompliance with applicable Laws or any Company Permits, and there have been no seizures conducted or threatened by the FDA or other Governmental Entity, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, safety alerts or similar actions relating to the safety or efficacy of the Company’s products conducted, requested or threatened by the FDA or other Governmental Entity relating to the products sold by the Company. The Company has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal, safety alert, “dear doctor” letter, or other similar notice or action relating to the alleged lack of safety or efficacy of any of the Company’s products or any alleged product defect or violation, and the Company has no knowledge that any Governmental Entity has initiated, conducted or intends to initiate any such notice or action. The Company has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other similar action from any Governmental Entity alleging that any product operation or activity is in violation of any applicable Laws or Company Permits and has no knowledge that any such Governmental Entity is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding. Each regulatory submission for the Company’s products has been filed, and maintained in compliance in all material respects with all applicable Laws and Company Permits, including without limitation applicable federal statutes, rules, regulations or orders administered or promulgated by the FDA or other Governmental Entity, and all laboratory and clinical studies, and tests that support clearance of its products have been conducted in all material respects in compliance with accepted professional scientific standards and all applicable Laws and Company Permits. No filing or submission to the FDA or any other Governmental Entity, intended to be the basis for any Company Permit, contains any material omission or false information, and the Company has not received any notices or correspondence from any Governmental Entity (including, but not limited to, the FDA) requiring suspension of any studies, tests, or clinical trials conducted by or on behalf of the Company. There currently are not any clinical trials being conducted by or on behalf of the Company where the underlying data will or is intended to be submitted to the FDA. The Company is not aware of any facts which are reasonably likely to cause (A) the non-approval or non-clearance, withdrawal, or recall of any products sold or intended to be sold by the Company, or (B) a change in the marketing classification or warnings or contraindications that have been or need to be included on the product label, except as would not reasonably be expected to result in a Material Adverse Effect, (C) a termination or suspension of marketing clearance of any such products, or (D) a suspension or revocation of any of the Company’s Company Permits. The Company has not received notice (whether complete or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by the Company.
               (b) The Company is not in conflict with, or in default or violation of (i) any Law applicable to the Company or by which any material property or material asset of the Company is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any material property or material asset of the Company is bound or affected, or (iii) any Company Permit.
          SECTION 3.08 Financial Statements.
               (a) True and complete copies of (i) the unaudited consolidated balance sheets of the Company as of December 31, 2004, 2005 and 2006, and the related statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2007 (the “Reference Balance Sheet”), and the related statements of operations, changes in stockholders’ equity and changes in cash flows for the nine months ended September 30, 2007 (collectively referred to herein as the “Interim Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Annual Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year--end adjustments which were not and are not expected, individually or in the aggregate, to be material).
               (b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, the Company does not have any material debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) that would be required to be reflected in the balance sheet prepared in accordance with GAAP (“Liabilities”), other than Liabilities (i) recorded or reserved against on the Reference Balance Sheet and (ii) in an aggregate amount not exceeding $25,000 incurred since September 30, 2007 in the ordinary course of the business, consistent with past practice, or (iii) incurred in connection with the transactions contemplated hereunder. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP. There are no outstanding warranty claims against the Company.
          SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2006, except as contemplated by or as disclosed in this Agreement, the Company has conducted its business in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(cc).
          SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset owned or used by the Company or any person whose liability the Company has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Legal Proceeding”). To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding. None of the Company, the officers or directors thereof in their capacity as such, or any material property or material asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. The Company does not have any plans to initiate any Legal Proceeding against any third party.
          SECTION 3.11 Employee Benefit Plans; Labor Matters.
               (a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether legally enforceable or not, whether formal or informal and whether in writing or not) to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company (each, a “Company Benefit Plan” and collectively, the “Company Benefit Plans”) and (ii) any employment agreements, offer letters or other contracts, arrangements or understandings between the Company and any employee of the Company (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, an “Employee Agreement,” and collectively, the “Employee Agreements”).
               (b) The Company has furnished Parent with, or made available, a true and complete copy of each Company Benefit Plan and Employee Agreement (or a written summary if not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan or Employee Agreement, including, without limitation, as applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iv) the most recently received Internal Revenue Service (the “IRS”) determination letter for each Company Benefit Plan intended to qualify under ERISA or the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan, and (vi) any material correspondence with the IRS or the Department of Labor (the “DOL”) with respect to each such Company Benefit Plan. The Company does not have an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Benefit Plan or Employee Agreement, other than with respect to a modification, change or termination required by ERISA or the Code.
               (c) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.
               (d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, none of the Company Benefit Plans or Employee Agreements provide for the payment of separation, severance, termination or similar benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan or Employee Agreement, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Company Benefit Plan, Employee Agreement or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Company Benefit Plan’s or Employee Agreement’s current treatment under any Laws including any Tax or social contribution Law.
               (e) No Company Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.
               (f) Each Company Benefit Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Benefit Plan or Employee Agreement. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses).
               (g) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.
               (h) Each Company Benefit Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or received a favorable determination, opinion, notification or advisory letter, as applicable, from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.
               (i) All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

               (j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Company has not has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (iv)  the Company has not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company that could have a Company Material Adverse Effect; (v)  the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii)  there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against the Company or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company; (viii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) the Company is in compliance with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (x) the Company is in compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) each employee of the Company who is located in the United States and is not a United States citizen has obtained all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.
               (k) Section 3.11(j) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company as of the date hereof, (ii) in the case of such employees, the position and base compensation to each payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.
               (l) To the Company’s knowledge, no employee of or consultant to the Company has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.
          SECTION 3.12 Contracts.
               (a) Section 3.12(a) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following written or oral contracts and agreements of the Company (such contracts and agreements, each a “Material Contract”):
                    (i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with payments greater than $25,000 per year;
                    (ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;
                    (iii) all leases and subleases of real property;
                    (iv) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;
                    (v) all contracts and agreements with any Governmental Entity to which the Company is a party;
                    (vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;
                    (vii) all contracts containing confidentiality requirements (including all nondisclosure agreements);
                    (viii) except for contracts regarding the acquisition, issuance or transfer of any securities, all contracts and agreements between or among the Company and any stockholder of the Company or any affiliate of such person;
                    (ix) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company;

                    (x) all contracts to manufacture for, supply to or distribute to any third party any products or components;
                    (xi) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company , including, without limitation, any restricted stock agreements or escrow agreements;
                    (xii) all contracts providing for indemnification of any officer, director, employee or agent of the Company;
                    (xiii) all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party;
                    (xiv) all other contracts with an individual value greater than $50,000 that have a term of more than 60 days and that may not be terminated by the Company, without penalty, within 30 days after the delivery of a termination notice by the Company;
                    (xv) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an individual value greater than $25,000; and
                    (xvi) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.
               (b) Each Material Contract (i) is valid and binding on the Company, and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach or violation of, or default under, any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach or violation thereof or default thereunder.
               (c) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.
               (d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

          SECTION 3.13 Environmental Matters. The Company is not in material violation of any applicable Laws relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with such existing Laws.
          SECTION 3.14 Intellectual Property.
               (a) The Company owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) necessary for or used in the operation of its business as previously, presently or proposed to be conducted as of the date of this Agreement, without any conflict with or infringement or misappropriation of any rights or property of any person (“Infringement”), except for such items as yet to be conceived. Such ownership, licenses and rights are exclusive that are part of any current or proposed product, service or Intellectual Property offering the Company, except with respect to standard, generally commercially available, “off the shelf” third party products or components included therein that are specifically described by type, use, name, supplier and part number in Section 3.14(a) of the Company Disclosure Schedule. “Intellectual Property” means (i) trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); (ii) works of authorship, mask works, data, technology, know-how, trade secrets, inventions, ideas and information, designs, formulas, algorithms, processes, methods, schematics, computer software (in source code and/or object code form), and all other intellectual property of any sort, in each case, whether or not patentable, (collectively, “Inventions”) and (iii) patent rights, Mark rights, copyrights, mask work rights, sui generis database rights, trade secret rights, moral rights, and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Company Intellectual Property” means all Intellectual Property that was or is used, exercised, or exploited (“Used”) or proposed as of the date of this Agreement to be Used in any business of the Company as previously or presently or proposed to be conducted as of the date of this Agreement, or that may be necessary to conduct any such business as previously or presently conducted or proposed to be conducted as of the date of this Agreement; this term will also include all other Intellectual Property owned by or licensed to the Company as of the date of this Agreement. All copyrightable matter within Company Intellectual Property that is material to the Company has been created by persons who were employees of the Company at the time of creation and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto.
               (b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company only on a nonexclusive basis), Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered and material unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights (collectively, “Company IPR”). (i) Each item of Company IPR is valid, enforceable and subsisting, to the extent such concepts are applicable thereto, and (ii) all related filings, registrations and correspondence, have been made available to Parent for review. No cancellation, termination, expiration or abandonment of any of the Company IPR (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company. The Company is not aware of any questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications within the Company IPR or the validity (or any other aspect or status) of any such Company IPR.
               (c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Company Intellectual Property (except for those agreements with respect to standard, generally commercially available, “off the shelf” third party products (including software) that have not been, are not and will not be part of or Used to develop any previous, current or proposed product, service or Intellectual Property offering the Company); (ii) all licenses, sublicenses and other agreements pursuant to which the Company has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property Used in the development of, require payment with respect to, be incorporated or embodied in, or form all or any part of any previous, current or proposed product, service or Intellectual Property offering of the Company or (B) any Company Intellectual Property; and (iii) each agreement pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property (“Source Materials”). The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof. Any standard form referred to in Section 3.14(c) of the Company Disclosure Schedule has clearly been identified as such and provided to Parent for review.
               (d) No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) would or could reasonably be expected to result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14 of the Company Disclosure Schedule; (ii) the loss or expiration of any material right or option by the Company (or the gain thereof by any third party) under any such license, sublicense or other agreement; or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, the Company makes all representations and warranties with respect to each license, sublicense and agreement listed on Section 3.14 of the Company Disclosure Schedule as are made with respect to Material Contracts elsewhere in this Agreement.
               (e) There is, to the knowledge of the Company, no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property (excluding any such activity with respect to third party Intellectual Property outside the scope of any exclusivity granted to the Company) by any third party, including, without limitation, any employee or former employee of the Company. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

               (f) The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights, except with respect to such information or materials which Company has not indicated to Parent are confidential and has made a reasonable business judgment that it does not desire to maintain as confidential (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain customary obligations. The Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.
               (g) Each current and former employee and contractor of the Company has executed and delivered (and to the Company’s knowledge, is in compliance with) an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor).
               (h) The Company has not received any communication alleging or suggesting that or questioning whether the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company have any reason to expect that any such communication will be forthcoming.
               (i) The Company is not aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that would or could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of the Company or that would or could reasonably be expected to conflict with any of their its business as or proposed to be conducted as of the date of this Agreement. Neither the execution nor delivery of this Agreement (including consummation of the transactions contemplated by this Agreement) nor the conduct of the Company’s business as conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. The Company is not Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company and not otherwise licensed or owned by the Company or (ii) any confidential information or trade secret of any former employer of any such person.
               (j) All Software is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that would or could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company, including, but not limited to, that operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company.

               (k) The Company has obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.
          SECTION 3.15 Taxes.
               (a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date). Except to the extent that a reserve for Taxes has been established on the Reference Balance Sheet, all such Returns are true, complete and correct and were prepared in substantial compliance with all applicable Laws. Company has paid all Taxes due and owing (whether or not shown on any Return) for all periods through the September 30, 2007, except to the extent reserves for Taxes have been established on the Reference Balance Sheet. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through September 30, 2007 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, and (ii) properly accrues in accordance with U.S. GAAP all liabilities for Taxes payable after September 30, 2007, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all respects. The Company has not incurred any Tax liability since September 30, 2007 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.
               (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended 2006 in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending, threatened or expected against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, adversely affect the liability of the Company for Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where

Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. All elections with respect to the Company’s Taxes made during the fiscal years ending December 31, 2004, 2005 and 2006 are reflected on the Company’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports.
               (c) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 or Section 361 of the Code or any corresponding provision of state Law.
               (d) The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country.
               (e) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law.
               (f) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (g) Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Regulations or other published guidance from the Internal Revenue Service.
               (h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 203A of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
               (i) There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Company is not a party to any contract and/or has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code, and neither Company nor any of its ERISA Affiliates has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.
               (j) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. Company does not own any interest in any entity that is characterized as a partnership for federal income Tax purposes.
               (k) Schedule 3.15(l) hereto sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company and any Governmental Entity.
               (l) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term “Company” means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Annual Financial Statements or the Interim Financial Statements.
          SECTION 3.16 Vote Required. The only votes of the holders of any classes or series of capital stock of the Company necessary to adopt this Agreement and to effect the conversion of all outstanding shares of Company Preferred Stock into Company Common Stock are (i) the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Stock, voting together as single class and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company Preferred Stock, voting as a separate class in favor of the approval and adoption of this Agreement and the Merger and (iii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company Preferred Stock, voting as a separate class to effect the conversion of all shares of the Company Preferred Stock into shares of Company Common Stock on a one-for-one basis immediately prior to the Closing in accordance with the Company’s Certificate of Incorporation (collectively, the “Required Vote”). The shares of Company Common Stock and Company Preferred Stock held by the Principal Stockholders are sufficient to secure the Required Vote.
          SECTION 3.17 Assets; Absence of Liens and Encumbrances. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the material assets, material properties and material rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), necessary in the conduct of the business of the Company as currently conducted or otherwise owned or leased by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements necessary to the conduct of the business of the Company (all such properties, assets and contract rights being the “Assets”). The Company has good and valid title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”), except for (x) Liens for the current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not materially detract from the value, or materially interfere with the present or contemplated use, of the Assets subject thereto or affected thereby. The equipment of the Company used in the operations of its business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.
          SECTION 3.18 Owned Real Property. The Company does not own any real property.

          SECTION 3.19 Certain Interests.
               (a) No holder of greater than 5% of the voting power of the Company or any officer or director of the Company and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:
                    (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer;
                    (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);
                    (iii) to the knowledge of the Company has any claim or cause of action against the Company; or
                    (iv) has outstanding any indebtedness to the Company.
               (b) Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, the Company does not have any liability or any other obligation of any nature whatsoever to any Company Stockholder or to any officer or director of the Company or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.
          SECTION 3.20 Insurance Policies. Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company is a party or is a beneficiary or named insured and (ii) any claims made thereunder or made under any other insurance policy within the past three years. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the Company’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. The Company has not received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

          SECTION 3.21 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted as of the date of this Agreement.
          SECTION 3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
          SECTION 3.23 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.
          SECTION 3.24 Customers and Suppliers. No material supplier of the Company has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or made any threat to the Company to cancel, reduce the supply or otherwise terminate its relationship with the Company. The Company has not (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any supplier of the Company.
          SECTION 3.25 Accounts Receivable; Bank Accounts. Section 3.25 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution.
          SECTION 3.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
          SECTION 3.27 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company and the Subsidiaries with parties other than Parent.
          SECTION 3.28 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.28 of the Company Disclosure Schedule and (ii) manufacturers’ warranties for which the Company does not have any liability. Section 3.28 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the

Annual Financial Statements and the Interim Financial Statements and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.
          SECTION 3.29 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.
          SECTION 3.30 Tax Matters. Except as specifically contemplated by this Agreement, (a) neither the Company nor any of its affiliates has taken or agreed to take any action that to their knowledge would prevent the Combined Merger from constituting a reorganization qualifying under Section 368(a) of the Code, and (b) the Company is not aware of any agreement, plan or other circumstance that would prevent the Combined Merger from qualifying as a reorganization under Section 368(a) of the Code.
          SECTION 3.31 No Misstatements. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has disclosed to Parent all material information relating to the business of the Company or the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent, Merger Sub and Second Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in (i) the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) and (ii) the Parent SEC Reports (as defined in Section 4.05). The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

          SECTION 4.01 Organization and Qualification.
               (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change or effect that is materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, or results of operations of Parent and its subsidiaries taken as a whole, except for any such events, changes or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact Parent and its subsidiaries taken as a whole, (ii) any changes or events affecting the industry in which Parent and its subsidiaries operate that do not disproportionately impact Parent and its subsidiaries taken as a whole, (iii) any decline in the trading price of Parent Common Stock, (iv) any adverse change in the United States securities market or (v) any failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates, or any other revenue or earnings estimate, or any other revenue or earnings prediction or expectation, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date.
               (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
               (c) Second Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
          SECTION 4.02 Authority Relative to This Agreement. Each of Parent, Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the stockholders of each of Merger Sub and Second Merger Sub, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and Second Merger Sub and the consummation by each of Parent, Merger Sub and Second Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery by the

Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Second Merger Sub, enforceable against each of Parent, Merger Sub and Second Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
          SECTION 4.03 Capital Structure.
               (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”). As of September 30, 2007, (i) 21,505,563 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 2,638,000 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding, unexercised options to purchase Parent Common Stock and (iii) no shares of Parent Common Stock were reserved for issuance pursuant to outstanding, unexercised warrants to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding.
               (b) As of September 30, 2007, except for outstanding options and warrants referred to in clauses (ii) and (iii) of the second sentence of Section 4.03(a) and otherwise as disclosed in the Parent SEC Reports (as defined below), there are no outstanding options, warrants, or other agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock.
          SECTION 4.04 No Conflict; Required Filings and Consents.
               (a) The execution and delivery of this Agreement by each of Parent Merger Sub and Second Merger Sub does not, and the performance of this Agreement by each of Parent, Merger Sub and Second Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent, Merger Sub or Second Merger Sub or by which any material property or material asset of Parent, Merger Sub or Second Merger Sub is bound or affected, or (iii) conflict with, result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or material asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
               (b) The execution and delivery of this Agreement by each of Parent, Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of

Parent, Merger Sub and Second Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate merger documents as required by the DGCL, (ii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws (including, without limitation, Section 25121 of the California General Corporation Law) and The NASDAQ Global Market, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          SECTION 4.05 SEC Filings; Financial Statements.
               (a) Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).
          SECTION 4.06 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.
          SECTION 4.07 Interim Operations of Second Merger Sub. Second Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Second Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.
          SECTION 4.08 Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.
          SECTION 4.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
          SECTION 4.10 Taxes. Except as specifically contemplated by this Agreement, (a) neither Parent nor any of its subsidiaries has taken or agreed to take any action that to their knowledge would prevent the Combined Merger from constituting a reorganization qualifying under Section 368(a) of the Code, and (b) Parent is not aware of any agreement, plan or other circumstance that would prevent the Combined Merger from qualifying as a reorganization under Section 368(a) of the Code.
ARTICLE V
CONDUCT OF BUSINESSES PENDING THE MERGER
          SECTION 5.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company.
          By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):
               (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;
               (b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;
               (c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its Assets which are material, individually or in the aggregate, to its business;
               (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
               (e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;
               (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;
               (g) institute or settle any Legal Proceeding;
               (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;
               (i) authorize any capital expenditure in excess of $10,000, individually or in the aggregate;
               (j) enter into any lease or contract for the purchase or sale of any property, real or personal;
               (k) waive or release any material right or claim;
               (l) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Company Benefit Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;
               (m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under the Stock Plan, any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;
               (n) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;
               (o) amend or terminate any Material Contract;
               (p) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;
               (q) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations;
               (r) enter into any contract or agreement material to the business, results of operations or financial condition of the Company;
               (s) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise);
               (t) take any action, with respect to accounting policies, principles or procedures;
               (u) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or Parent;
               (v) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, (iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any Confidential Information, unless such Confidential Information is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
               (w) make (or become obligated to make) any bonus payments to any of its officers or employees;
               (x) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

               (y) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;
               (z) take any action or fail to take any action that would reasonably be expected to cause there to be a Company Material Adverse Effect;
               (aa) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;
               (bb) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate; or
               (cc) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (bb) above, or any action which is reasonably likely to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect on the date made (to the extent so limited) or as of the Effective Time.
          SECTION 5.02 Litigation. The Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.
          SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The parties hereto acknowledge that a failure to notify under this Section 5.03 shall not be an element of any claim or cause of action by any party hereto for misrepresentation or breach of a representation, warranty or covenant under this Agreement.
          SECTION 5.04 Funding of Operating Expenses. Parent agrees to lend Company up to $25,000 per week during the period commencing on November 1, 2007 and ending on the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 8.01, with all such loans made pursuant to Company Promissory Notes in the form attached hereto as Exhibit C.
          SECTION 5.05 Company Facility. The Company shall use best efforts to facilitate the termination, sublease or other disposition mutually agreeable to the Company and Parent of the lease of its facility in Redwood City, California and otherwise cooperate in the process for transferring operations and personnel to Parent’s facility in Mountain View, California.
ARTICLE VI
ADDITIONAL AGREEMENTS
          SECTION 6.01 Company Stockholder Approval.
               (a) Each of the parties hereto acknowledge that the shares of Parent Common Stock issued to the Company Stockholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and agree to fully cooperate with Parent in its efforts to ensure that the shares of Parent Common Stock may be issued pursuant to such private placement exemption; provided, however, that neither Parent, Merger Sub nor Second Merger Sub makes any representation or warranty that such issuance in fact qualifies for such private placement exemption. Such shares may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and applicable state securities Laws or pursuant to an exemption therefrom, and the certificates representing shares of Parent Common Stock shall bear a legend to that effect. Prior to the Effective Time, the Company shall not take any action that would cause the number of Company Stockholders who are not “accredited investors” as defined in Regulation D to exceed 35. The Company will use its best efforts to cause each Company Stockholder to deliver to Parent a Stockholder Certificate in the form attached as Exhibit H hereto (the “Stockholder Certificate”). The Company acknowledges that Parent is relying on certain written representations by each Company Stockholder to determine whether the offer and sale of shares of Parent Common Stock to the Company Stockholders pursuant to the Merger meeting the conditions of Section 4(2) of the Securities Act or Regulation D.
               (b) Immediately following the execution of this Agreement by the Company, the Company shall obtain the Required Vote by and through the execution of the Company Stockholders Written Consent, which shall be irrevocable. The Company Stockholders Written Consent shall be delivered by the stockholders to the Secretary of the Company on the date hereof, and a copy of the Company Stockholders Written Consent shall be delivered by the Company to Parent on the date hereof
               (c) As promptly as practicable after the date of this Agreement, the Company shall prepare an information statement in form and substance reasonably satisfactory to Parent which shall include (i) a notice and description of (A) the approval (and, in the case of the Company’s stockholders, the adoption) of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Company’s Board of Directors, (B) the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Principal Stockholders holding sufficient shares to constitute the Required Vote and (C) the Company’s stockholders appraisal rights with respect to the Merger under the DGCL (or the California Corporations Code, to the extent applicable), (ii) a description of the payments (if any) that are the subject of the Section 280G stockholder approval (as set forth in Section 6.04(d)) and (iii) a copy of the Company Stockholders Written Consent providing the

Company’s stockholders (other than the Principal Stockholders) the opportunity to approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement and, consequently, to waive any applicable appraisal rights prior to the Effective Time (collectively, the “Information Statement”). The Company shall: (a) cause the Information Statement to comply with applicable legal requirements including, without limitation, Rule 502 of Regulation D, and (b) cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement. Parent will cooperate with the Company in the preparation of the Information Statement and will provide all information reasonably required to be provided by it for inclusion in the Information Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Information Statement and shall include all comments from Parent or its counsel that are reasonable under the circumstances.
          SECTION 6.02 Access to Information; Confidentiality.
               (a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.
               (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated August 2, 2007 (the “Non-Disclosure Agreement”), between the Company and Parent. Notwithstanding anything herein to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.
          SECTION 6.03 No Solicitation of Transactions.
               (a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company will notify Parent immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any

Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
               (b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the stockholders of the Company of this Agreement and the Merger.
          SECTION 6.04 Employee Benefits Matters.
               (a) All employees of the Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare, retirement and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans. Following the transition to Parent’s benefit plans, all employees of the Company shall receive compensation and benefits (other than equity compensation) that are, in the aggregate, no less favorable than those afforded to similarly-situated employees of Parent, subject to the terms and conditions of Parent’s relevant benefit plans. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on continuous length of service in any of Parent’s benefit plans or programs for which employees of the Company may be eligible on or after the Effective Time, all continuous service of such employees will apply towards establishing (a) waiting periods for participation in such Parent benefit plans or programs related to health, welfare and retirement, (b) vacation eligibility and accrual, and (c) vesting under retirement plans.
               (b) Simultaneously with the execution of this Agreement, Parent has entered into employment agreements (collectively, the “Employment Agreements,” and, individually, an “Employment Agreement”) with David Forster, Brian Beckey, Brandon Walsh and Alex Roth.
               (c) Simultaneously with the execution of this Agreement, Parent has entered into non-solicitation and non-competition agreements (collectively, the “Non-Solicitation

Agreements”, and, individually, a “Non-Solicitation Agreement”) with each of the Key Employees.
               (d) Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain the requisite stockholder approval under Section 280G(b)(5) of the Code of any payments or benefits that are “excess parachute payments” within the meaning of Section 280G of the Code and shall require all “disqualified individuals” within the meaning of Section 280G of the Code to subject their existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Treasury Regulations promulgated thereunder. The Company further agrees that whether or not its stockholders approve any such excess parachute payments, neither Parent nor the Surviving Corporation shall have any responsibility or liability with respect to any excise taxes owed by the recipients of any such payments.
               (e) The Company and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from the Company evidence that the plans, programs or arrangements of the Company and, as applicable, each ERISA Affiliate have been terminated pursuant to resolutions adopted by of each such entity’s Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.
          SECTION 6.05 Further Action; Consents; Filings.
               (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.
               (b) Notwithstanding anything to the contrary in Section 6.05(a), (i) neither Parent nor any of its subsidiaries shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect and (ii)  the Company shall not be required to divest (including, without limitation, through a licensing arrangement) any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect.
               (c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.
          SECTION 6.06 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Combined Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Combined Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Combined Merger to fail to qualify as a reorganization under Section 368(a) of the Code.
          SECTION 6.07 No Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which shall be prepared by Parent, provided that the Company shall have an opportunity to review such initial press release prior to its distribution. Thereafter, unless otherwise required by applicable Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent.
          SECTION 6.08 Affiliate Agreements. The Company shall cause each person that could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as Exhibit D.
          SECTION 6.09 Indemnification of Officers and Directors. For a period of five (5) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by a Parent Indemnified Party (as defined below) pursuant to Article IX of this Agreement or any other agreement contemplated by this Agreement. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.
          SECTION 6.10 NASDAQ Global Market Listing. If necessary, Parent shall promptly prepare and file with The NASDAQ Global Market a listing application with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject to official notice to The NASDAQ Global Market of issuance, and the Company shall cooperate with Parent with respect to such filing.
          SECTION 6.11 Conversion Schedule. Section 6.11 of the Company Disclosure Schedule is a schedule prepared by the Company (the “Preliminary Conversion Schedule”) showing (i) the cash portion of the Initial Consideration and number of shares of Parent Common Stock to be issued to each holder of shares of Company Stock, including the amount of Parent Cash to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement and (ii) the cash portion of the Milestone Consideration and number of shares of Parent Common Stock to be issued to each holder of shares of Company Stock upon the making of any Milestone Payment.
ARTICLE VII
CONDITIONS TO THE MERGER
          SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
               (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws;
               (b) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;
               (c) Listing. Parent shall have obtained approval for listing with The Nasdaq National Market of the shares of Parent Common Stock to be issued pursuant to this Agreement; and

                    (d) Compliance with the Securities Act. The issuance of the shares of Parent Common Stock hereunder shall be exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.
               SECTION 7.02 Conditions to the Obligations of Parent, Merger Sub and Second Merger Sub. The obligations of Parent, Merger Sub and Second Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
                    (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by the Company in this Agreement that are not qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of a duly authorized officer of Company to that effect;
                    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;
                    (c) Approvals. Parent shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals set forth in Schedule 7.02(c);
                    (d) Vote in Favor of the Merger. Stockholders holding at least 95% of the Company Stock outstanding immediately prior to the Effective Time must have voted such stock in favor of or consented in writing to the approval and adoption of this Agreement and the other transactions contemplated by this Agreement;
                    (e) No Company Material Adverse Effect. No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Company Material Adverse Effect;
                    (f) Employment Agreements. Each Key Employee shall remain employed by the Company and the Employment Agreement entered into with such individual shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by such individual;
                    (g) Non-Solicitation Agreements. Each of the Non-Solicitation Agreements entered into with the Key Employees hereto shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such individuals;

               (h) Affiliate Agreements. Each of the affiliates of the Company shall have executed and delivered to Parent an Affiliate Agreement and such agreement shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such affiliates;
               (i) No Restraints. There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any portion of their respective businesses or assets;
               (j) Escrow Agreement. Parent and the Stockholders’ Representative shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated;
               (k) Termination of Employee Plans. The Company shall have terminated the Plans identified by Parent prior to Closing, and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Plans;
               (l) Opinion of the Company’s Counsel. Parent shall have received the opinion of Wilson Sonsini, counsel to the Company, or another counsel reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit E;
               (m) Secretary’s Certificate. Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request;
               (n) Estoppel Certificate. Parent shall have received an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by each of landlords and service providers listed on Schedule 7.02(n);
               (o) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;
               (p) Parachute Payments. Prior to the Effective Time, the Company shall have obtained the requisite stockholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code, and any “disqualified individuals” as defined in Section 280G of the Code shall have agreed to forfeit any payments that would otherwise be non-deductible if such stockholder approval is not obtained;
               (q) Board and Officer Resignations. The Company shall have received written letters of resignation from each of the current members of the Board of Directors and officers of the Company, in each case effective at the Effective Time;
               (r) Conversion of Company Preferred Stock. Each issued and outstanding share of Company Preferred Stock shall have been converted on a one-for-one basis into shares of Company Common Stock in accordance with the Company’s Certificate of Incorporation, and each holder thereof shall have waived prior notice of the consummation of the Merger;
               (s) Termination of the Company’s Agreements. Parent shall have been furnished evidence satisfactory to it that the agreements set forth on Schedule 7.02(s), shall have terminated prior to the Closing Date;
               (t) Company Stockholder Certificates. Each Company Stockholder shall have executed and delivered to Parent a Stockholder Certificate in the form attached as Exhibit G hereto and the Stockholder Certificates will not indicate more than 35 of the Company’s Stockholders are unaccredited; and
               (u) Purchaser Representative Certificate. David Forster shall have delivered a certificate certifying that he/she meets the conditions of Rule 501(h) promulgated under the Securities Act to serve as the purchaser representative for the Company Stockholders.
          SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
               (a) Representations and Warranties. Each of the representations and warranties made by the Parent, Merger Sub and Second Merger Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by the Parent in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

               (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;
               (c) Opinion of Parent’s Counsel. The Company shall have received the opinion of Gunderson Dettmer, counsel to Parent, or another counsel reasonably satisfactory to the Company, substantially in the form attached hereto as Exhibit F; and
               (d) No Parent Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Parent Material Adverse Effect.
               (e) Registration Rights Agreement. Parent shall have entered into the Registration Rights Agreement substantially in the form attached hereto as Exhibit G.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:
               (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;
               (b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2007; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before December 31, 2007;
               (c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Merger, (ii) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;
               (d) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts and for so long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within 30 days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured); or
               (e) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective commercially reasonable efforts and for so long as Parent and Merger Sub continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured).
               (f) by Parent if Company Stockholder Written Consents sufficient to deliver the Required Vote have not been obtained and delivered to Parent within 30 minutes after the execution of this Agreement (which Company Stockholder Written Consents will include a certificate as to the delivery of such consents to Company’s secretary, and that such consents have been filed in the minutes of the proceedings of Company’s stockholders).
          SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.02(b), Section 6.07, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.
          SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX
INDEMNIFICATION
          SECTION 9.01 Survival of Representations and Warranties. The representations and warranties of the Company and the Company Stockholders contained in this Agreement, the Stockholder Certificates and any other document or certificate relating hereto (collectively, the “Acquisition Documents”) shall survive the Effective Time for a period of 18 months; provided, however, that the representations and warranties set forth in Section 3.14 shall survive the Effective Time for a period of 36 months; provided further that the representations and warranties set forth in Sections 3.04, 3.05, and 3.15 (the “Company Basic Representations”) shall survive until the end of the applicable statute of limitations. The representations and warranties of Parent contained in the Acquisition Documents shall not survive beyond the Effective Time. Neither the period of survival nor the liability of the Company Stockholders with respect to the Company’s representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Parent or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Parent may have as a result of any such investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by Parent of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Stockholders’ Representative, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.
          SECTION 9.02 Indemnification by the Company Stockholders.
               (a) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Company Stockholders, for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with U.S. GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), without adjustment for any insurance recovery or tax deduction relating thereto, arising out of or resulting from:
                    (i) any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualifications or standards contained therein) made by the Company or any Company Stockholder in the Acquisition Documents;

                    (ii) the breach of any covenant or agreement made by the Company or any Company Stockholder in the Acquisition Documents;
                    (iii) any inaccuracy in the information in the Closing Certificate;
                    (iv) any third-party license fees required for the development, manufacture, marketing, distribution or sale of the Catheter Heart Valve System by the Parent or the Surviving Corporation, which, in the absence of any such license, would result in the infringement by Parent or the Surviving Corporation of the Intellectual Property or other proprietary rights of such third party;
                    (v) Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Company’s capital stock or assets;
                    (vi) in the event that any Company Stockholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Company Stockholder was otherwise entitled to receive pursuant to Section 2.01 of this Agreement;
                    (vii) any cost, loss or other expense (including the value of any Tax deduction lost) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any gross up amount;
                    (viii) any fraud, willful misconduct or intentional misrepresentation on the part of the Company or the Company Stockholders (the “Fraud Claims”); or
                    (ix) any actual or asserted (when actualized) liability for Taxes of or owed by the Company in respect of any Tax period ending on or before the Closing Date and the portion through the Closing Date of any Tax period that includes but does not end on the Closing Date (“Pre-Closing Tax Period”) to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the Reference Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Company (“Tax Claims”); provided, that for purposes of applying this subparagraph (ix) in the case of any Tax period that includes but ends after the Closing Date (each, a “Straddle Period”), Taxes based on or measured by income or receipts shall be allocated to the Pre-Closing period based on an interim closing of the books as of the close of business on the Closing Date and other Taxes shall be allocated to the Pre-Closing Period based on a daily proration of such Taxes or on such other method as may be agreed upon by Parent and the Stockholders’ Representative.
               (b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties.

          (c) As used herein, “Special Losses” shall mean any Losses pursuant to Sections 9.02(a)(ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix).
          (d) By virtue of their adoption of this Agreement and their approval of the transactions contemplated hereby, the Company Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.
          (e) No stockholder of the Company shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholder may become subject under or in connection this Agreement.
          (f) Notwithstanding anything herein to the contrary, the Company’s representations and warranties contained in Article III of this Agreement shall, for purposes of the Company’s indemnification obligations, be deemed to be made as of the date of this Agreement and as of the Effective Time (except for any such representation or warranty that expressly speaks of an earlier date) without regard to the exceptions set forth in the certificates delivered in connection with Section 7.02(a).
     SECTION 9.03 Limitations on Indemnification. The maximum aggregate liability for Company Stockholders for indemnification pursuant to this Article IX shall be limited to the Escrow Fund and the rights of Setoff pursuant to Section 9.07 hereof, except with respect to Losses arising from Fraud Claims, for which the Company Stockholders shall be severally and not jointly liable for a pro rata, in the proportion to the consideration received by a Company Stockholder bears to the aggregate consideration received by all Company Stockholders, share of 100% of the Merger Consideration actually paid. Except for Fraud Claims, Indemnification pursuant to this Article IX shall be the sole recourse and legal remedy of Parent Indemnified Parties for Losses.
     SECTION 9.04 Indemnification Threshold. No payment from the Escrow Fund with respect to any Losses otherwise payable under Section 9.02(a) and arising out of or resulting from the causes enumerated in Section 9.02(a) shall be payable until such time as all such Losses shall aggregate to more than Two Hundred Thousand Dollars ($200,000) (the “Indemnification Threshold”) after which time all such Losses (including the full amount of all such Losses, relating back to the first dollar) may be reimbursable from the Escrow Fund and subject to rights of Setoff pursuant to Section 9.07 hereof ; provided, that such threshold shall not apply to Losses arising out of or in connection with (A) any Special Losses or (B) any Fraud Claims. For the purpose of calculating the Indemnification Threshold, any Loss resulting from an inaccuracy or breach of any representation or warranty made by the Company shall be without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualifications or standards contained therein.

     SECTION 9.05 Indemnification Procedures.
          (a) For purposes of this Section 9.05, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party”.
          (b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.
          (c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current value of the Escrow Cash remaining in the Escrow Fund.
          (d) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.05(c), the Indemnified Party shall have the right (and in the event there is an indemnificable Loss, at the expense of the Indemnifying Party), to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim and seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such settlement after (i) giving written notice thereof to the Indemnifying Party and (ii) upon the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) without which no such settlement shall be binding on the Indemnifying Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.
          (e) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.03(c), the Indemnified Party shall have the right (and in the event there is an indemnifiable Loss, at the expense of the Indemnifying Party), to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim and seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such settlement after (i) giving written notice thereof to the Indemnifying Party and (ii) upon the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) without which no such settlement shall be binding on the Indemnifying Party. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP).
     SECTION 9.06 Stockholders’ Representative.
          (a) David Forster and Louis Cannon (such persons and any successor or successors being the “Stockholders’ Representative”) shall act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article IX and with respect to any actions to be taken by the Stockholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Cash to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Company Stockholders, and the Stockholders’ Representative shall perform all of the obligations of the Company Stockholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Representative.
          (b) The Company Stockholders shall be bound by all actions taken by the Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Stockholders’ Representative shall promptly, and in any event within five business days, provide written notice to the Company Stockholders of any action taken on behalf of them by the Stockholders’ Representative pursuant to the authority delegated to the Stockholders’ Representative under this Section 9.06. The Stockholders’ Representative shall at all times act in his or her capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interest of the Company Stockholders. Neither the Stockholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders’ Representative shall not exercise any discretion or take any action.
          (c) Each Company Stockholder shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement or the Escrow

Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct.
          (d) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Stockholder any merger consideration to which such Company Stockholder is entitled under this Agreement and the Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Stockholder unless the Stockholders’ Representative is expressly authorized to do so in a writing signed by such Company Stockholder.
          (e) The Stockholder Representative may be comprised of up to two (2) individuals. In the event of the resignation, removal, death or incapacity of a member of the Stockholder Representative, a successor member shall thereafter be appointed by any remaining member of the Stockholder Representative, and if there is no remaining member of the Stockholder Representative, by an instrument in writing signed by such successor Stockholder Representative and by those Company Stockholders who immediately prior to the Effective Time held a majority of the outstanding shares of Company Stock (other than Dissenting Shares), and such appointment shall become effective as to any such successor member when a copy of such instrument shall have been delivered to Parent. The Stockholder Representative may be removed by action of those Company Stockholders who immediately prior to the Effective Time held a majority of the outstanding shares of Company Stock (other than Dissenting Shares).
          (f) The Stockholder Representative, upon written notice delivered to Parent no less than five (5) business days prior to the making of any Milestone Payment, shall be entitled to cause Parent to deduct an amount in cash from that portion of such Milestone Payment and remit such amount to the Escrow Agent for purposes of replenishing the Representative Reimbursement Amount hereunder to be held and disbursed by the Escrow Agent pursuant to the Escrow Agreement.
     SECTION 9.07 Setoff. To the extent Escrow Funds are not available to fully satisfy any indemnifiable Losses under this Article IX of a Parent Indemnified Party, Parent is authorized to setoff and apply any such indemnifiable Losses against a maximum of fifty percent (50%) of any Milestone Payments that may become due and payable to the Company Stockholders pursuant to Section 2.07 after the date such Loss has occurred. In the event that a Milestone Payment has been made, any right to setoff under this Agreement with respect to such Milestone Payment shall forever be extinguished.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
(a)	if to Parent or Merger Sub: Hansen Medical, Inc. 380 North Bernardo Ave. Mountain View, CA 94043 Facsimile No.: 650 404-5800 Attention: Chief Financial Officer

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive Menlo Park, California 94025 Facsimile No.: (650) 321-2800 Attention: David T. Young, Esq. Ivan A. Gaviria, Esq.

(b)	if to the Company:

AortTx, Inc. 2686 A Middlefield Road Redwood City, CA 94063 Facsimile No.: 650 299-9124 Attention: David Forster

with a copy to:

Wilson Sonsini Goodrich & Rosati, LLP 650 Page Mill Road Palo Alto, California 94304-1050 Facsimile No.: 650.493.6811 Attention: J. Casey McGlynn Elton Satusky

(c)	if to the Stockholders’ Representative:

David Forster 2686 A Middlefield Road Redwood City, CA 94063 Facsimile No.: 650 299-9124

     SECTION 10.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.
          (b) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.
          (c) “business day” means any day on which banks are not required or authorized to close in San Francisco, California.
          (d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          (e) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
               (i) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     SECTION 10.05 Incorporation of Exhibits. The Company Disclosure Schedule, and the Parent Disclosure Schedule are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     SECTION 10.06 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that (a) Article IX is intended to benefit the Parent Indemnified Persons, (b) following the Effective Time, Article II and Article IV are intended to benefit the Company Stockholders, provided, however that any actions brought on behalf of the Company Stockholders shall be brought by the Stockholder Representatives, (c) Section 6.04 is intended to benefit employees of Company pursuant to Section 6.04, and (d) Section 6.09 is intended to benefit officers and directors of Company.
     SECTION 10.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.
     SECTION 10.08 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Santa Clara County, California or the United States District Court for the Northern District of California and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.
     SECTION 10.09 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

     SECTION 10.10 Waiver of Jury Trial. To the extent permitted by applicable law, each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     SECTION 10.11 Construction and Interpretation.
          (a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.
          (e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.
     SECTION 10.12 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     SECTION 10.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 10.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.15 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
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     IN WITNESS WHEREOF, each of Parent, Merger Sub, Second Merger Sub the Company and the Stockholders’ Representatives have executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

HANSEN MEDICAL, INC.
By:	/s/ Fred Moll
	Name:	Fred Moll
	Title:	CEO

REDWOOD MERGER SUBSIDIARY, INC.
By:	/s/ Steve Van Dick
	Name:	Steve Van Dick
	Title:	CEO and President

SECOND REDWOOD MERGER SUBSIDIARY, INC.
By:	/s/ Steve Van Dick
	Name:	Steve Van Dick
	Title:	CEO and President

AORTX, INC.
By:	/s/ David C. Forster
	Name:	David C. Forster
	Title:	President, CEO

STOCKHOLDERS’ REPRESENTATIVES
/s/ David C. Forster
David C. Forster, solely as Stockholders’ Representative

/s/ Louis Cannon
Louis Cannon, solely as Stockholders’ Representative

EXHIBIT A
Form of Company Stockholder Written Consent

EXHIBIT B
Form of Escrow Agreement

EXHIBIT C
Form of Company Promissory Note

EXHIBIT D
Form of Affiliate Agreement

EXHIBIT E
Form of Company Counsel Legal Opinion

EXHIBIT F
Form of Parent Counsel Legal Opinion

EXHIBIT G
Form of Registration Rights Agreement